Exhibit 99.1

I ITG RELEASES SEPTEMBER 2014 U.S.

TRADING VOLUMES

NEW YORK, October 8, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that September 2014 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 161 million shares.  This compares to 2.8 billion shares and ADV of 135 million shares in August 2014 and 3.3 billion shares and ADV of 164 million shares in September 2013.  There were 21 trading days in both September 2014 and August 2014 and 20 trading days in September 2013.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

September 2014	21	3,388,625,549	161,363,121	78,008,127	250	14,778,776	16,464	33,042

Year-to-Date:	188	28,796,837,595	153,174,668	69,348,233	252	15,404,824	16,491	34,502

*Excluding shares crossed through POSIT Alert from ITG algorithms

While rates from buy-side clients continue to be strong, the mix of U.S. volume from sell-side clients was significantly higher throughout third quarter 2014, impacting overall average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

###